Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Apergy Corporation of our report dated November 1, 2019, except for the effects of the revision discussed in Note 3 to the combined financial statements, as to which the date is December 20, 2019 relating to the combined financial statements of ChampionX Holding Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 11, 2020